Exhibit 5.1

BY EMAIL Macquarie Leasing Pty Limited Level 6 50 Martin Place Sydney NSW 2000 Australia Attention: The Directors	Allen & Overy Level 25 85 Castlereagh Street Sydney NSW 2000 Australia PO Box R1256 Royal Exchange Sydney NSW 1225

	Tel Fax	+61 (0)2 9373 7700 +61 (0)2 9373 7710

Our ref	0097430-0000108 AU:6586283.3

13 October 2016

Dear Sirs,

SMART ABS Series 2016-2US Trust – Opinion as to the US$ Notes in relation to the Registration Statement on Form SF-3 (File No. 333-207127-01)

INTRODUCTION

We have acted as legal advisers to Macquarie Leasing Pty Limited ABN 38 002 674 982 (the Depositor) in connection with the preparation of the registration statement on Form SF-3 (File No. 333-207127-01) (the Registration Statement), including a preliminary prospectus dated 28 September 2016 (the Preliminary Prospectus) and a final prospectus dated 6 October 2016 (the Final Prospectus) forming a part thereof, filed by the Depositor with the United States Securities and Exchange Commission (the Commission) under the Securities Act of 1933 of the United States of America, as amended (the Securities Act), relating to the offer and sale of certain series of asset-backed notes (the US$ Notes).

Capitalised terms used, but not defined, in this Opinion have the meanings given to them in the Series Supplement and the General Security Deed (each, as defined below).

For the purpose of issuing this Opinion, we have examined the documents listed in Schedule 1 (the Opinion Documents) only.

This Opinion is confined solely to matters of the laws applying in the State of New South Wales and the Australian Capital Territory (the Opinion Law and an Opinion Jurisdiction) including the laws of the Commonwealth of Australia.

This Opinion is given on the basis that we have no obligation to notify any addressee or recipient of this Opinion of any change in the Opinion Law or its application after the date of this Opinion.

We express no opinion as to any commercial aspects of the Opinion Documents or as to the conformity of the Opinion Documents to market or any other commercial standards. Furthermore, we have not considered the particular circumstances of the addressees of this Opinion nor the effect of any such particular circumstances on the Opinion Documents or the effect of the transactions contemplated by the Opinion Documents on any such particular circumstances.

Allen & Overy is affiliated with Allen & Overy LLP, a limited liability partnership registered in England and Wales with registered office at One Bishops Square London E1 6AD.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Athens, Bangkok, Barcelona, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Sydney, Tokyo, Toronto, Warsaw, Washington, D.C. and Yangon.

References in this Opinion to any property, assets or rights are references to property, assets or rights situated in Australia or governed by the Opinion Law or the laws applying in any other Australian jurisdiction only and we express no opinion as to the effect of any of the Opinion Documents with regard to any property, assets or rights situated elsewhere or governed by any other laws.

OPINION

On the basis of and subject to (a) the foregoing matters, (b) the assumptions (the Assumptions) set out in Schedule 2 and (c) the reservations, qualifications and observations (the Reservations) set out in Schedule 3 at the date of this Opinion, we are of the opinion that the US$ Notes will constitute the legal, valid, binding and enforceable obligations of Perpetual Trustee Company Limited ABN 42 000 001 007 (the Issuer Trustee) in accordance with their terms and will be fully-paid and non-assessable when they are validly executed by a duly authorised person, duly authenticated in accordance with their terms and delivered and sold as contemplated in the Registration Statement, the Preliminary Prospectus, the Final Prospectus, the US$ Note Trust Deed, the Master Trust Deed, the Series Supplement and the Underwriting Agreement.

GENERAL

This Opinion is addressed to the addressee solely for its own benefit in relation to the issue of the US$ Notes and the other transactions contemplated by the Registration Statement and the Opinion Documents. It must not be used or relied upon by the addressee for any other purpose.

We consent to the filing of this Opinion with the Commission as an exhibit to a Form 8-K filed in connection with the Final Prospectus. We also consent to the references to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Final Prospectus. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission.

Yours faithfully

/s/ Allen & Overy

Allen & Overy

SCHEDULE 1

OPINION DOCUMENTS

The following documents are the Opinion Documents:

1.	The SMART ABS Trusts Master Trust Deed dated 11 March 2002 between the Macquarie Securitisation Management Pty Limited and Permanent Custodians Limited, the rights and obligations of which were assumed by Perpetual Trustee Company Limited pursuant to the Deed of Assumption, as amended;

2.	The SMART ABS Trusts Master Security Trust Deed dated 27 February 2007 between Macquarie Securitisation Management Pty Limited, Perpetual Trustee Company Limited and P.T. Limited, as amended;

3.	The SMART ABS Trusts Master Sale and Servicing Deed dated 27 February 2007 between Macquarie Securitisation Management Pty Limited, Perpetual Trustee Company Limited and Macquarie Leasing Pty Limited, as amended;

4.	The SMART ABS Series 2016-2US Trust Trust Creation Deed dated 14 September 2016 to which Perpetual Trustee Company Limited is a party;

5.	The SMART ABS Series 2016-2US Trust Series Supplement dated 29 September 2016 between Macquarie Securitisation Management Pty Limited, Perpetual Trustee Company Limited, Macquarie Bank Limited and Macquarie Leasing Pty Limited (the Series Supplement);

6.	The SMART ABS Series 2016-2US Trust General Security Deed dated 29 September 2016 between Macquarie Securitisation Management Pty Limited, Perpetual Trustee Company Limited, The Bank of New York Mellon and P.T. Limited (the General Security Deed);

7.	The SMART ABS Series 2016-2US Trust Fixed Rate Swap Agreement dated 29 September 2016 between Macquarie Bank Limited, Perpetual Trustee Company Limited and Macquarie Securitisation Management Pty Limited and the Fixed Rate Swap confirmation entered into thereunder on or about the date of this Opinion;

8.	The SMART ABS Series 2016-2US Trust Currency Swap Agreement dated 29 September 2016 between Australia and New Zealand Banking Group Limited, Perpetual Trustee Company Limited and Macquarie Securitisation Management Pty Limited and each Currency Swap confirmation entered into thereunder on or about the date of this Opinion;

9.	The SMART ABS Series 2016-2US Trust US$ Note Trust Deed dated 29 September 2016 between, amongst others, Macquarie Leasing Pty Limited, Macquarie Securitisation Management Pty Limited and Perpetual Trustee Company Limited;

10.	The SMART ABS Series 2016-2US Trust Agency Agreement dated 29 September 2016 between, amongst others, Macquarie Securitisation Management Pty Limited and Perpetual Trustee Company Limited;

11.	The SMART ABS Series 2016-2US Trust Regulation AB Compliance Agreement dated 29 September 2016 between, amongst others, Perpetual Trustee Company Limited, Macquarie Securitisation Management Pty Limited, Macquarie Leasing Pty Limited and Macquarie Bank Limited; and

12.	The SMART ABS Series 2016-2US Trust Asset Representations Review Agreement dated on or about 14 October 2016 between the Trustee, MLPL, the Manager and Clayton Fixed Income Services LLC.

which form part of the Registration Statement filed by the Depositor with the Commission under the Securities Act.

SCHEDULE 2

ASSUMPTIONS

In considering the Opinion Documents and in rendering this Opinion we have, with your consent and without any further enquiry, made the Assumptions set out below. We note that statements in this Opinion which are expressed to be based on a particular Assumption should not be construed as excluding the application of any other Assumptions. Where any of the following Assumptions is forward looking (i.e. it refers to a state or fact that “will” exist), we have assumed that state or fact will exist at the time of entry into the Opinion Documents, at the time of issue of the Notes and at all other relevant times.

1.	Incorporation, capacity, authorisation, execution and enforceability

1.1	Each of the parties to the Opinion Documents:

(a)	will be duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated or constituted;

(b)	will have the requisite corporate power and is otherwise able lawfully to enter into the Opinion Documents to which it is a signatory;

(c)	will be able to exercise its rights and to perform its obligations under the Opinion Documents to which it is a signatory;

(d)	will have duly authorised by all appropriate corporate action, and will have obtained all consents, approvals, permissions and authorisations necessary to duly authorise, the execution and delivery of the Opinion Documents to which it is a signatory (and, in respect of the Issuer Trustee, the issue of the US$ Notes); and

(e)	will have duly executed and delivered (and, in respect of the Notes, duly issued) each of the Opinion Documents to which it is a signatory in accordance with all applicable laws, which execution and delivery (and issue) will not result in any violation by that party of its constitution or of any law or regulation having the force of law in the Opinion Jurisdiction and applicable to that party.

1.2	Each of the Opinion Documents will constitute the legal, valid, binding and enforceable obligations of each signatory thereto (other than, in respect of the US$ Notes, the Issuer Trustee).

2.	Consents, authorisations and stamping

2.1	The consent, approval or authorisation of any person and any other step expressly contemplated in the Opinion Documents and which is required in relation to the issue of the Notes, the execution and delivery of the Opinion Documents and the performance and observance of the terms thereof by the parties will have been obtained or taken and will be maintained.

2.2	None of the parties to the Opinion Documents will be a “retail client” (as defined in the Corporations Act 2001 (Cth) (Corporations Act)) in respect of any financial product or service provided to it in connection with the Opinion Documents. Further, each of the parties to the Opinion Documents who carries on a financial services business in Australia and provides financial services in connection with the Opinion Documents will hold an Australian Financial Services Licence (as defined in the Corporations Act) and is complying with the terms of that licence or is not required to hold such a licence as a result of an exemption.

2.3	The Opinion Documents and all transactions contemplated by them which are liable for duty will be duly stamped in all applicable Australian jurisdictions.

3.	Accuracy, good faith and intention

3.1	All signatures, stamps and seals on all Opinion Documents, whether as originals or copies (whether photocopies, certified copies, facsimile copies or electronic copies), are genuine and each such Opinion Document will be authentic, accurate and complete.

3.2	All documents supplied to us as photocopies, certified copies, facsimile copies or electronic copies will confirm to the original thereof.

3.3	There will be a lack of bad faith and absence of fraud, coercion, duress, undue influence or mistake on the part of any of the parties to the Opinion Documents, their respective directors, employees, agents or advisers (other than Allen & Overy).

3.4	The terms of the Opinion Documents will be bona fide arm’s length commercial terms and, in respect of each of the parties thereto, each Opinion Document will be entered into in good faith and may reasonably be regarded as being in the best commercial interests of that party and for the benefit of its members as a whole.

3.5	Any financial ratios, formulae, indices or other calculations contained in or referred to in any of the Opinion Documents will reflect correctly the intent (commercial or otherwise) of the parties to them and each party will have made its own independent decision to enter into the Opinion Documents.

3.6	The Opinion Documents will represent and contain the entirety of the transactions entered into by the parties to the Opinion Documents in or in connection with the issue of the US$ Notes and the provisions of the Opinion Documents have not have been waived or varied, in whole or in part.

4.	Performance

4.1	All transactions will be entered into and all acts are performed (and any acts required by the Opinion Documents not to be done will not performed) in each case in accordance with the terms of the Opinion Documents and the parties to the Opinion Documents do not intend the same to be a sham.

4.2	No party to an Opinion Document will have terminated or repudiated any term of the Opinion Documents or accepted any such termination or repudiation by an other party or, in each case, purported to do so.

5.	Insolvency and security

5.1	None of the parties to the Opinion Documents will be insolvent within the meaning of section 95A of the Corporations Act at the time it enters into a transaction under or in connection with the Opinion Documents or an act is done, or an omission made, for the purposes of giving effect to any such transaction and none of the parties become insolvent (within that meaning) because of, or because of matters including, entering into any such transaction or a person doing an act, or making an omission, for the purpose of giving effect to any such transaction.

5.2	No transaction under or in connection with the Opinion Documents will be an insolvent transaction or an unfair loan within the meaning of section 588FC or section 588FD, respectively, of the Corporations Act.

5.3	No step will have been taken to wind up or dissolve any party to an Opinion Document, to put any party into administration or to commence any other insolvency proceedings and including any scheme, compromise or arrangement or to appoint a receiver, receiver and manager, liquidator, administrator, controller or similar officer in respect of any such party or any of its assets under the laws of any jurisdiction.

5.4	The Australian Prudential Regulation Authority will not have assumed control of Macquarie Bank Limited’s business or appointed an administrator to take control of the Macquarie Bank Limited’s business under section 13A(1) of the Banking Act 1959 (Cth) (Banking Act) or by authority of the Federal Court of Australia under section 65(2) of the Banking Act and has not applied to the Federal Court of Australia for an order that the Macquarie Bank Limited be wound up under section 14F of the Banking Act.

6.	The Notes

6.1	The Notes will have been prepared, completed, authenticated (where required), issued and sold in accordance with the procedures and restrictions contained in the Opinion Documents.

6.2	The Notes will have been duly registered in the register maintained for that purpose in accordance with the Opinion Documents.

7.	Effect of foreign law

7.1	There will not be any provisions of the laws of any jurisdiction outside the Opinion Jurisdictions which would be contravened by the execution or delivery of the Opinion Documents or the performance by the parties of their obligations thereunder and none of the opinions expressed in this Opinion will be affected by the laws (including the public policy) or any relevant requirements of any jurisdiction outside the Opinion Jurisdictions.

7.2	The Opinion Documents will constitute, and the Notes when duly exchanged, authenticated and delivered will constitute, the legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws (other than the Opinion Law) and, insofar as any such obligation falls to be performed in any jurisdiction other than an Opinion Jurisdiction, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction.

8.	Trusts

8.1	The Issuer Trustee will enter into the Opinion Documents to which it is a signatory (other than those referred to in paragraphs 1 to 4 (inclusive) of Schedule 1) in its capacity as trustee of the Trust.

8.2	The Trust will have been properly constituted in accordance with the terms of the Opinion Documents.

8.3	No action will have been taken to terminate the Trust.

8.4	The Issuer Trustee will have entered into the Opinion Documents for the benefit of the beneficiaries of the Trust and it will be in the interests of the beneficiaries of the Trust that the Issuer Trustee enter into and perform its obligations under the Opinion Documents.

8.5	The Issuer Trustee will not have exercised its powers under the Opinion Documents to release, abandon or restrict any power conferred on it by the Opinion Documents.

9.	Miscellaneous

9.1	The choice of governing law of the Opinion Documents and the Notes will be made on a bona fide basis and not for the purpose of avoiding the laws of another jurisdiction.

9.2	No party to an Opinion Document will give a financial benefit to a related party in contravention of section 208 of the Corporations Act by entering into the Opinion Documents or any transaction under or in connection with the Opinion Documents.

9.3	No party will engage, or will have engaged, in conduct that is unconscionable, dishonest, misleading or deceptive or likely to mislead or deceive in connection with entering into the Opinion Documents or any transaction under or in connection with the Opinion Documents.

SCHEDULE 3

RESERVATIONS

1.	Current law

This Opinion is governed by and is to be construed in accordance with the Opinion Law as at the date of this Opinion. We express no opinion herein with regard to any system of law other than the Opinion Law as currently applied by the courts of the Opinion Jurisdictions. Neither do we express any opinion as to the laws of any other country or jurisdiction.

2.	Accuracy of documents

2.1	We have not been responsible for the investigation or verification of, nor do we express any view on, the accuracy or reasonableness of any facts, statements and/or assumptions contained in any of the Opinion Documents listed in Schedule 1 to this Opinion (nor have we attempted to determine whether any material information has been omitted therefrom.

3.	Enforceability

3.1	As used in this Opinion, the term “enforceable” means that each obligation or document is of a type and form enforced by the courts of the Opinion Jurisdictions. It is not certain, however, that each obligation or document will be enforced in accordance with its terms in every circumstance. Enforcement may be subject to, inter alia, the nature of the remedies available in the courts of the Opinion Jurisdictions, the acceptance by such courts of jurisdiction, the power of such courts to stay proceedings, sovereign immunity and other principles of law and equity of general application and all limitations resulting from the laws of bankruptcy, insolvency, liquidation, receivership, moratorium, reorganisation. “Enforcement” and “enforceability” are to be construed accordingly.

3.2	In particular, with respect to enforcement, we note that:

(a)	a court of the Opinion Jurisdictions will not necessarily grant any remedy, the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court. In particular, orders for specific performance and injunctions are, in general, discretionary remedies under the Opinion Law and specific performance is not available where damages are considered by the court to be an adequate alternative remedy;

(b)	claims may become barred under statutes imposing time limits on the commencement of proceedings or may be or become subject to the defence of set-off or to counterclaim;

(c)	where obligations are to be performed in a jurisdiction outside the Opinion Jurisdictions they may not be enforceable in the Opinion Jurisdictions to the extent that performance would be illegal under the laws, or contrary to the exchange control regulations, of the other jurisdiction;

(d)	there are circumstances in which proceedings in courts of the Opinion Jurisdictions may be set aside or stayed including, without limitation, if the court considers that there is another more appropriate forum than the Opinion Jurisdiction or if earlier or concurrent proceedings (including related proceedings) have been commenced elsewhere; and

(e)	the enforcement of the obligations of the parties to the Opinion Documents may be limited by the following provisions of Opinion Law:

(i)	agreements held to have been frustrated by events happening after their execution;

(ii)	estoppel in relation to representations, acts or omissions of the other parties to the Opinion Documents; and

(iii)	enforcement of obligations may be invalidated by reason of fraud.

3.3	As used in this Opinion, the expression “non-assessable” when used in relation to the US$ Notes means that the US$ Notes are not assessable in any Opinion Jurisdiction with any tax, levy, duty or other charge, the non-payment of which would render the US$ Notes unenforceable. The expression “non-assessable” does not refer to any requirement to deduct withholding tax on payments under or in respect of the US$ Notes (as to which see our opinion dated today’s date in relation to certain tax matters filed as an exhibit to the Registration Statement).

4.	Prohibitions on certain payments and dealings

Certain Australian laws and regulations restrict or prohibit certain payments to, dealings with or transactions involving certain assets or entities subject to economic or political sanctions.

5.	Subordination

5.1	Given the recent focus on the enforceability of contractual provisions that provide for certain payment rights of a creditor to be conditional upon whether or not an event of default (including an event of default which refers to the commencement of insolvency or bankruptcy proceedings) has occurred with respect to that creditor (the so-called “flip clause”), we have considered whether the relevant provisions of the Series Supplement would be binding on any insolvency official of the Fixed Rate Swap Provider or the Currency Swap Provider. In our opinion, where an insolvency official of the Fixed Rate Swap Provider or the Currency Swap Provider is appointed pursuant to insolvency proceedings in an Australian jurisdiction, such insolvency official would, as a matter of law in the relevant Australian jurisdiction, be bound by the terms of Clause 10.1 of the Series Supplement relating to the application of relevant amounts. In this regard, we confirm that we have considered the UK Supreme Court’s decision in Belmont Park Investments Pty Limited v BNY Corporate Trustee Services Ltd and Lehman Brothers Special Financing Inc [2011] UKSC 38, which decision upheld the validity of certain subordination provisions under English law.

5.2	Notwithstanding the foregoing, we note that, contrary to the determination of the English courts referred to above, the U.S. Bankruptcy Court has held in In re Lehman Brothers Holdings Inc. and Lehman Brothers Special Financing Inc. v BNY Corporate Trustee Services Ltd (case no. 09-01242 (Bankr. S.D.N.Y.) (JMP)) (the BNY decision) that the flip clause in question constituted an unenforceable ipso facto clause in violation of sections 365(e)(1) and 541(c)(1)(b) of the U.S. Bankruptcy Code and that any action to enforce such clause would violate the automatic stay which applies under such law in the event of a bankruptcy of the counterparty. While the U.S. Bankruptcy Court rejected certain findings of the BNY decision in Lehman Brothers Special Financing Inc. v Bank of America National Association, etc al (In re Lehman Brothers Holdings Inc.) (case no. 10-03547 (Bankr. S.D.N.Y.)), aspects of the BNY decision remain relevant and, in particular, it continues to be the case that certain flip clauses may constitute an unenforceable ipso facto clause. The implications of the conflict in the findings of the English courts and the U.S. Bankruptcy Court remain unresolved at this time.

5.3

We further note that, based on the findings of the U.S. Bankruptcy Court referred to above, there is a risk that the Fixed Rate Swap Provider or the Currency Swap Provider in U.S. debtor-in-possession bankruptcy proceedings could successfully challenge the subordination provisions contemplated by the Series Supplement to the extent that such provisions provide for certain payment rights of the Fixed Rate Swap Provider and the Currency Swap Provider to be conditional upon whether or not a

Fixed Rate Swap Provider Event of Default is subsisting in respect of the Fixed Rate Swap Provider or a Currency Swap Provider Event of Default is subsisting in respect of the Currency Swap Provider. More generally, it is unclear to what extent, in any insolvency proceedings commenced in respect of the Fixed Rate Swap Provider or the Currency Swap Provider outside an Australian jurisdiction, a relevant creditor, the debtor-in-possession or insolvency official in respect of such proceedings could successfully challenge such subordination provisions which provide for conditional payment rights under the insolvency laws of any jurisdiction outside an Australian jurisdiction. In addition, the question of whether an adverse foreign judgment in respect of the subordination provisions contemplated by the Series Supplement would be recognised and given effect to in an Australian jurisdiction to the extent that such provisions provide for certain payment rights of a creditor to be conditional upon whether or not an event of default as described above has occurred with respect to that creditor is unknown at this stage. While the Australian courts have been supportive in general of subordination provisions thus far and certain subordination arrangements are recognised under the Corporations Act (section 563C), the position may be affected in the context of co-operation between courts in a cross-border insolvency case. As such, in the absence of directly analogous judicial consideration of the relevant issues under relevant Australian law, there is a risk that an adverse foreign judgment as described above may be recognised and given effect to by the Australian courts.

6.	Miscellaneous

6.1	Any action brought against any party in the courts of the Opinion Jurisdictions would be subject to the rules and procedures of such courts, including the power to order a claimant in an action, being a party not ordinarily resident in the Opinion Jurisdiction, to provide security for costs.

6.2	A determination, designation, calculation or certificate of any party to any of the Opinion Documents as to any matter provided for therein might, in certain circumstances, be held by a court of the Opinion Jurisdiction not to be final, conclusive and binding (for example, if it could be shown to have an unreasonable or arbitrary basis or not to have been reached in good faith) notwithstanding the provisions of the relevant documents.

6.3	Any provision of the Opinion Documents providing for the payment of additional moneys, or reducing the amount of money receivable, by any party consequent on the breach of any provision thereof by any such party, whether expressed by way of penalty, additional interest, liquidated damages or otherwise, would be unenforceable if such provision were held to constitute a penalty and not a genuine and reasonable pre-estimate of the loss likely to be suffered as a result of the breach in question.

6.4	In some circumstances a court of the Opinion Jurisdiction would not give effect to any provision of any of the Opinion Documents which provides that in the event of any invalidity, illegality or unenforceability of any provision of any such document the remaining provisions thereof shall not be affected or impaired, in particular if to do so would not accord with public policy or would involve the court in making a new contract for the parties.

6.5	A court or the Opinion Jurisdiction may refuse to give effect to any provision of the Opinion Documents:

(a)	for the payment of expenses in respect of the costs of enforcement (actual or contemplated) or of unsuccessful litigation brought before an Australian court or where the court has itself made an order for costs; or

(b)	which would involve the enforcement of foreign revenue or penal laws; or

(c)	which would be inconsistent with public policy.

6.6	Courts in the Opinion Jurisdiction can give judgments in currencies other than Australian dollars if, subject to the terms of the contract, it is the currency which most fairly expresses the plaintiff’s loss but such judgments may be required to be converted into Australian dollars for enforcement purposes.

6.7	We express no opinion on any provision requiring written amendments or waivers insofar as such provision suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted by or between the parties or implied by the course of conduct of the parties.

6.8	The effectiveness of terms exculpating a party from a liability or duty otherwise owed is limited by law.

6.9	Any currency indemnity in an Opinion Document may not be effective in all circumstances.

6.10	We express no view on:

(a)	the underlying commercial or financial assumptions of, or any of the financial ratios, formulae or any other calculations in, any of the Opinion Documents or otherwise; or

(b)	whether the Opinion Documents meet the commercial, accounting, tax or other objectives or purposes of the parties thereto.

6.11	To the extent that any matter is expressed to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty.

6.12	An indemnity against liability for breach of any law or for legal costs may be unenforceable.

6.13	Where a party to an Opinion Document is required to make any payments on demand, a court may require that a party be given a reasonable time after a demand is made to comply with it before the relevant creditor is permitted to enforce any security for a failure to comply with the demand.

6.14	Our Opinion is based on the fact that no party to an Opinion Document, including the Issuer Trustee, is or will be required, directed or authorised under sections 254 or 255 of the 1936 Tax Act, Division 260 of Schedule 1 to the Taxation Administration Act 1953 or any analagous provision of any jurisdiction, to:

(a)	deduct or withhold any sum from amounts payable by it to a payee under the Opinion Documents (including any payments or distributions by the Issuer Trustee); or

(b)	to make any payment to the Commissioner of Taxation or any other governmental agency.

6.15	We express no opinion as to whether a court would determine that the exercise by the Issuer Trustee of powers set out in the Master Trust Deed and the Series Supplement relating to the Trust was a valid exercise of those powers for the benefit of beneficiaries of the Series Trust.